Exhibit 10.3
FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENT
     This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENT (this “Amendment”) is made and entered into as of this 17th day of January, 2008, by and among GOLDLEAF FINANCIAL SOLUTIONS, INC., a Tennessee corporation, as borrower (the “Borrower”), BANK OF AMERICA, N.A., a national banking association, as a lender (“Bank of America”), THE PEOPLES BANK, as a lender (“Peoples Bank”) and WACHOVIA BANK, N.A., as a lender (“Wachovia”) (collectively, with Bank of America and Peoples Bank, the “Lenders”).
W I T N E S S E T H:
     WHEREAS, the Borrower and certain Lenders are parties to that certain Second Amended and Restated Credit Agreement, dated as of November 30, 2006 (the “Credit Agreement”), pursuant to which certain Lenders extended certain financial accommodations to the Borrower;
     WHEREAS, the Borrower has requested, and the Lenders signatory hereto have agreed to (subject to the terms and conditions set forth herein), the purchase by Borrower of all of the capital stock of Alogent Corporation by a merger with an existing Subsidiary, with Alogent Corporation being the surviving corporation;
     WHEREAS, the Borrower has requested, and the Lenders signatory hereto have agreed to (subject to the terms and conditions set forth herein), the use of certain proceeds of the Revolving Credit Loan for the Alogent Acquisition (as defined below); and
     WHEREAS, the Borrower has requested that the Lenders, and the Lenders have agreed to, subject to the terms hereof, amend certain provisions of the Credit Agreement as more fully set forth herein; and
     NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. All capitalized terms used herein and not expressly defined herein shall have the same respective meanings given to such terms in the Credit Agreement.
     2. Amendments to Credit Agreement.
          (a) Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable Rate,” “EBITDA,” “Restricted Payment,” “Revolving Commitment” and “Senior Funded Debt” in their entirety and replacing them with the following definitions:

               “APPLICABLE RATE’ means, from time to time, the following percentages per annum, based upon the Funded Debt to EBITDA Ratio (the “Applicable Financial Covenant”) as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.2(b):

	Funded Debt to EBITDA
Pricing Level	Ratio	LIBOR Margin	Base Rate Margin	Commitment Fee
I	≥ 3.50 to 1.0	3.00%	0.50%	0.625%
II	≥ 3.00 to 1.0 but < 3.50 to 1.0	2.75%	0.25%	0.50%
III	≥ 2.50 to 1.0 but < 3.00 to 1.0	2.50%	0.00%	0.50%
IV	≥ 1.50 to 1.0 but < 2.50 to 1.0	2.00%	0.00%	0.35%
V	< 1.50 to 1.0	1.375%	0.00%	0.25%
Any increase or decrease in the Applicable Rate resulting from a change in the Applicable Financial Covenant shall become effective commencing on the 5th Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply commencing on the 5th Business Day following the date such Compliance Certificate was required to have been delivered. Commencing upon the 5th Business Day following receipt of such delinquent Compliance Certificate, the Applicable Rate shall be adjusted to the appropriate Pricing Level. The Applicable Rate in effect from the First Amendment Date through delivery of the Compliance Certificate for the period ending June 30, 2008 shall be determined based upon Pricing Level I.”
               “EBITDA” means, with respect to any Person for any period, on a consolidated basis the sum of (a) net income available to common stockholders plus (b) to the extent deducted in arriving at net income, the sum of: (i) preferred stock dividends paid and preferred stock deemed distributions, (ii) income tax expense (less income tax benefit), (iii) interest expense, (iv) depreciation and amortization and (v) annual maintenance fees that will be required to be excluded from deferred revenue and the profit and loss statement in accordance with SOP 97-1 and SOP 98-2 as part of purchase accounting. Notwithstanding the foregoing, Borrower and its Subsidiaries may add back to EBITDA (A) to the extent deducted in arriving at net income for any period during the term of the Agreement, non-cash stock compensation expenses and (B) to the extent deducted in arriving at net income on or prior to March 31, 2008, (1) for calculations which include periods ending prior to December 31, 2006, employee severance expenses, non-cash debt amortization expenses, and costs necessary to change Borrower’s corporate name and the rollout of said name, in each case incurred or expensed during periods ending prior to December 31, 2006, in an aggregate amount not to exceed Seven Hundred Thousand Dollars ($700,000), (2) for calculations which include periods ending prior to December 31, 2006, expenses relating to the write-off of existing debt issuance costs from the Existing Credit Agreement in an aggregate amount not to exceed One Hundred Thirty Thousand Dollars ($130,000), (3) so long as such elimination occurs prior to December 31, 2006, following elimination of the duplicative leases in connection with the Acquisition listed on Schedule 2 attached to the Existing Credit Agreement, as certified by Borrower, specifically identified synergies related to duplicative facilities rent, in an aggregate amount not to exceed Two Hundred Seventy-Seven Thousand Dollars ($277,000) for the twelve (12) month period ending on the quarter end immediately preceding the elimination of such leases, and not to exceed Two Hundred Seven Thousand Dollars ($207,000) for the twelve (12) month period ending on the first quarter end after the elimination of such leases; One Hundred Thirty Eight Thousand Dollars ($138,000) for the twelve (12) month period ending on the second quarter end after the elimination of such leases; and Sixty-Nine Thousand Dollars ($69,000) for the twelve (12) month period ending on the third quarter end after the elimination of such leases and (4) all fees and expenses related to the Goldleaf Recapitalization approved by the Administrative Agent and in an amount not to exceed $4,400,000. For the purposes of Section 6.12, EBITDA shall be further adjusted by adding to EBITDA (i) for periods ending on or prior to December 31, 2008, the amount of non-cash reductions in EBITDA resulting from the elimination of deferred revenues as a result of the application of purchase accounting, in an aggregate amount not to exceed $5,000,000, (ii) for periods ending on or prior to December 31, 2008, costs and expenses relating to the merger as set forth in the Compliance Certificate for such period in an aggregate amount not to exceed $500,000 and (iii) as set forth in reasonable detail in the Compliance Certificate for such period (which shall include a listing by title of positions eliminated and not replaced and the costs and savings resulting therefrom), the following amounts for each of the periods set forth below:

Measurement Period	Addition to EBITDA
First Amendment Date through March 31, 2008	$1,718,000
April 1, 2008 through June 30, 2008	$1,288,500
July 1, 2008 through September 30, 2008	$859,000
October 1, 2008 through December 31, 2008	$429,500
               “RESTRICTED PAYMENT’ means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest, (iii) any voluntary pre payment on any of the Subordinated Liabilities and (iv) any other payment on any of the Subordinated Liabilities upon the occurrence and during the continuation of a Default or an Event of Default.”

               “REVOLVING COMMITMENT’ means the obligations of the Lenders to make Credit Extensions to the Borrower hereunder in an aggregate amount not to exceed $45,000,000 at any time, as such amount may be adjusted from time to time in accordance with this Agreement.”
               “SENIOR FUNDED DEBT’ means any Funded Debt other than Funded Debt expressly subordinated to the Obligations on terms and conditions satisfactory to the Majority Lenders.”
          (b) Section 1.1 of the Credit Agreement is hereby further amended by inserting the following new defined terms in appropriate alphabetical order:
               “Alogent’ means Alogent Corporation.”
               “First Amendment Date’ means January 17, 2008.”
          (c) Section 6.12 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
          “6.12 Financial Covenants. Comply with and deliver a Compliance Certificate to Administrative Agent certifying the following:
          (a) Funded Debt to EBITDA Ratio. Maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding the following:

Measurement Period	Funded Debt to EBITDA Ratio
First Amendment Date through March 31, 2008	4.20 to 1.00
April 1, 2008 through September 30, 2008	4.00 to 1.00
October 1, 2008 through December 31, 2008	3.50 to 1.00
January 1, 2009 through Revolving Credit Maturity Date	3.00 to 1.00
This ratio will be calculated (x) at the end of each fiscal quarter for which this Agreement requires Borrower to deliver financial statements, using the results of the twelve-month period ending with that fiscal quarter and after giving pro forma effect to any Acquisition made during such period and (y) on the date of any Credit Extension, using EBITDA for the most recent period and Funded Debt after giving pro forma effect to such Credit Extension.
          (b) Fixed Charge Coverage Ratio. Maintain on a consolidated basis a Fixed Charge Coverage Ratio of not less than 2.00 to 1.00.

          (c) Capital Expenditures. Not spend or incur obligations (including the total amount of software development expenses) to acquire fixed assets (other than any KVI equipment)(“Capital Expenditures”) having a value of more than Seven Million Dollars ($7,000,000) during any fiscal year.
          (d) Senior Funded Debt to EBITDA. Maintain on a consolidated basis a ratio of Senior Funded Debt to EBITDA not exceeding the following:

Measurement Period	Senior Funded Debt to EBITDA Ratio
First Amendment Date through March 31, 2008	3.50 to 1.00
April 1, 2008 through September 30, 2008	3.25 to 1.00
October 1, 2008 through Revolving Credit Maturity Date	3.00 to 1.00
This ratio will be calculated (x) at the end of each fiscal quarter for which this Agreement requires Borrower to deliver financial statements, using the results of the twelve-month — period ending with that fiscal quarter and after giving pro forma effect to any Acquisition made during such period and (y) on the date of any Credit Extension, using EBITDA for the most recent period and Funded Debt after giving pro forma effect to such Credit Extension.
          (d) Section 7.1 of the Credit Agreement is hereby amended by adding the following subsection:
               “(j) Liens securing KVI Loans.”
          (e) Section 7.3(e) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:
          “ (e) (i) the capital lease obligations set forth on Schedule 6.12(a), (ii) additional capital lease obligations not to exceed $500,000 in the aggregate at any time and (ii) that certain Convertible Senior Subordinated Promissory Note dated as of the First Amendment Date (the “Convertible Seller Note”);”
          (f) Section 8.1 of the Credit Agreement is hereby amended by adding the following new subsection (m):
          “(m) (i) The Borrower amends the Convertible Seller Note or (ii) there occurs any Major Event, as defined in the Convertible Seller Note dated as of the First Amendment Date (as in effect on the First Amendment Date).”

     3. Amendments to Collateral Documents. Each of the Borrower Security Agreement, the Second Amended and Restated Borrower Stock Pledge Agreement, the Second Amended and Restated Subsidiary Security Agreement and the Second Amended and Restated Subsidiary Stock Pledge Agreement are hereby amended by including Alogent in each reference to “Subsidiary.”
     4. Consent. Notwithstanding anything in the Loan Documents to the contrary, including, without limitation, the restrictions set forth in Section 7.2, 7.3 or 7.6 of the Credit Agreement, the Lenders hereby consent to (a) the acquisition (i) by Borrower or any of its Subsidiaries of all of the capital stock of Alogent Corporation (the “Alogent Aquisition”) by a merger into an existing Subsidiary and (ii) for an aggregate purchase price of not more than $45,000,000 and (b) the issuance on the date of the purchase of Convertible Seller Notes in the form attached to the Agreement and Plan of Merger to the former shareholders of Alogent Corporation in the amount of not more than $8,000,000 and payment pursuant to the terms thereof. Conversion of any or all of the Convertible Seller Notes by the former shareholders of Alogent Corporation into stock of the Borrower will not be deemed an Issuance of an Equity Interest for purposes of Section 2.13(c).
     5. Representations and Warranties. The Borrower hereby represents and warrants to and in favor of the Lender as follows:
          (a) each representation and warranty set forth in Article 5 of the Credit Agreement, as amended hereby, is hereby restated and affirmed as true and correct in all material respects as of the date hereof, except to the extent (i) previously fulfilled in accordance with the terms of the Credit Agreement, as amended hereby, (ii) the Borrower has provided the Lender updates to information provided to the Lender in accordance with the terms of such representations and warranties, or (iii) relating specifically to the Closing Date or otherwise inapplicable; provided however, the list attached hereto as Schedule 5.19(c) shall be added to the existing Schedule 5.19(c) and the list attached hereto as Schedule 5.19(d) shall be added to the existing Schedule 5.19(d); and provided further, the list attached hereto as Schedule 6.12(a) shall be added to the existing Schedule 6.12(a).
          (b) the Borrower and each Guarantor has the corporate power and authority (i) to enter into this Amendment, and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;
          (c) this Amendment has been duly authorized, validly executed and delivered by one or more Responsible Officers of the Borrower and each Guarantor, and constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower);

          (d) the execution and delivery of this Amendment and performance by the Borrower under the Credit Agreement, as amended hereby, does not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower which has not already been obtained, nor be in contravention of or in conflict with the articles of incorporation or by-laws of the Borrower, or any provision of any statute, judgment, order, indenture, instrument, agreement, or undertaking, to which the Borrower is party or by which the Borrower’s assets or properties are bound; and
          (e) no Default exists both before and after giving effect to this Amendment, and there has been no Material Adverse Effect both before and after giving effect to this Amendment.
     6. Conditions Precedent to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the following conditions precedent:
          (a) Receipt by Lenders of each of the following items, in each case in form and substance satisfactory to the Lenders:
          (i) this Amendment, duly executed and delivered by Borrower, the Guarantors and the Lenders;
          (ii) a Revolving Credit Loan Note, duly executed and delivered by Borrower in favor of Wachovia Bank, N.A., in the amount of $16,000,000;
          (iii) such documents and certificates as Administrative Agent may reasonably require to evidence that Alogent is duly organized or formed and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.
          (b) The Lenders shall have received all fees from the Borrower required to be paid in connection with this Amendment on the date hereof, including without limitation (i) an amendment fee of (a) 0.20% payable to the existing Lenders on their existing Revolving Commitments and (b) 0.25% payable to Lenders providing increased commitments on their increased Revolving Commitment and (ii) fees pursuant to that certain Fee Letter, dated as of January 10, 2008, between Borrower and Bank of America and (iii) shall have been reimbursed for all reasonable fees, costs and expenses of closing, including all reasonable legal fees of Lenders’ counsel, presented as of the date of this Amendment.
          (c) As of the First Amendment Date, immediately after giving effect to the acquisition of Target, Borrower must have a minimum of $2,750,000 in availability on the increased Revolving Facility.
     7. Condition Subsequent to Effectiveness of Amendment. On or prior to January 27, 2008, the Borrower shall deliver to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent, a Joinder Agreement to the Subsidiary Guaranty, the Subsidiary Security Agreement and the Subsidiary Stock Pledge Agreement.

     8. Guarantor Acknowledgment.
          (a) Each of the Guarantors hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment. Each of the Guarantors hereby confirms that the Subsidiary Guaranty, as applicable, to which it is a party or otherwise bound will continue to guarantee, as the case may be, to the fullest extent possible in accordance with such Guarantee the payment and performance of all “Guarantied Obligations” under each of the Guarantees, as the case may be (in each case as such terms are defined in the applicable Guarantee), including without limitation the payment and performance of all such “Obligations” under each of the Guarantees, as the case may be, in respect of the Obligations of the Borrower now or hereafter existing under or in respect of the Credit Agreement and the Notes defined therein.
          (b) Each of the Guarantors acknowledges and agrees that any of the Guarantees to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each of the Guarantors represents and warrants that all representations and warranties contained in the Credit Agreement, this Amendment and the Guarantee to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.
          (c) Each of the Guarantors acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments of the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.
     9. Effect of Amendment; No Novation. Except as expressly set forth herein, the Credit Agreement shall remain unchanged and in full force and effect and shall constitute the legal, valid, binding and enforceable obligation of the Borrower to the Lender, and Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby. The terms of this Amendment are not intended to and do not serve as a novation as to the Credit Agreement or any Note or the indebtedness evidenced thereby. The parties hereto expressly do not intend to extinguish any debt or security interest created pursuant to the Credit Agreement or any document executed in connection therewith. Instead it is the express intention to affirm the Credit Agreement and the security created thereby.
     10. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
     11. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.
     12. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the day and year first above written.

GOLDLEAF FINANCIAL SOLUTIONS, INC., as Borrower
By:	/s/ G. Lynn Boggs
	Name:	G. Lynn Boggs
	Title:	Chief Executive Officer

BANK OF AMERICA, N.A., as Lender
By:	/s/ Shawn Janks
	Name:	Shawn Janks
	Title:	Senior Vice President

THE PEOPLES BANK, as Lender
By:	/s/ Kenneth D. Lumpkin
	Name:	Kenneth D. Lumpkin
	Title:	Executive Vice President

WACHOVIA BANK, N.A. as Lender
By:	/s/ Brian L. Martin
	Name:	Brian L. Martin
	Title:	Senior Vice President

First Amendment to
Second Amended and Restated Credit Agreement
Signature Page

ACKNOWLEDGED AND CONSENTED
TO BY THE FOLLOWING GUARANTORS:
GOLDLEAF TECHNOLOGIES, INC.

By:	/s/ G. Lynn Boggs
Name: G. Lynn Boggs
Title: Chief Executive Officer

CAPTIVA FINANCIAL SOLUTIONS, LLC

By:	/s/ G. Lynn Boggs
Name: G. Lynn Boggs
Title: Chief Executive Officer

TOWNE SERVICES, INC.

By:	/s/ G. Lynn Boggs
Name: G. Lynn Boggs
Title: Chief Executive Officer

FORSEON CORPORATION

By:	/s/ G. Lynn Boggs
Name: G. Lynn Boggs
Title: Chief Executive Officer
First Amendment to
Second Amended and Restated Credit Agreement
Signature Page

GOLDLEAF LEASING, LLC

By:	/s/ G. Lynn Boggs
Name: G. Lynn Boggs
Title: Chief Executive Officer

GOLDLEAF INSURANCE, LLC

By:	/s/ G. Lynn Boggs
Name: G. Lynn Boggs
Title: Chief Executive Officer
First Amendment to
Second Amended and Restated Credit Agreement
Signature Page

Schedule 5.19(c)
Patents
Alogent applied for patent protection for several aspects of its technology / process. In addition to filing with the United States Patent and Trademark Office, Alogent applied with the Patent Cooperation Treaty for international patent protection. If granted, this protection will extend to the countries of the European Union, as well as Canada, Brazil, and Australia.
Patents granted in US
     Front Counter and Back Counter Workflow Integration (Patent 7,252,224)

U.S. Serial No.: —11/210,003	Filed: 23 Aug 2005
Patent Applications Filed
     Computer Implemented Method and Apparatus for Item Processing

U.S. Serial No.: 09/795,670	Filed: February 28, 2001
     Image Enabled Item Processing For Point Of Presentment Application

U.S. Serial No.: 10/698,710	Filed: October 31, 2003
     Real Time Image Quality Analysis and Verification

U.S. Serial No.: — 11/210,004	Filed: 23 Aug 2005

Schedule 5.19(d)
Alogent registered the following trademarks in connection with its products.
Sierra (US)
Sierra Clearing (US)
Sierra Xpedite (US)
xClearing (US)
Alogent in combo with A <stylized> and converging payments (US)
Sierra Xchange (US)
Straight Through Check Processing (US)
Xpedited by Alogent (US)
Alogent (US)
A <stylized> (US)
Alogent in combo with A <stylized> (US)
Alogent in combo with A (stylized) and converging payments phrase (US)
The Industry Check (phrase) (US)
Sierra Clearing (UK)
Sierra Xpedite (UK)
xClearing (UK)
Xpedited by Alogent (UK)
Sierra Xchange (UK)
Straight Through Check Processing (UK)
Alogent in combo with A (stylized) and converging payments phrase (UK)